Exhibit 5.3

September 11, 2013

ADS Waste Holdings, Inc.

90 Fort Wade Road

Ponte Vedra, Florida 32801

Re: Registration Statement on Form S-4 of ADS Waste Holdings, Inc.

Ladies and Gentlemen:

We have acted as special Alabama counsel to Advanced Disposal Services Birmingham, Inc., an Alabama corporation, Advanced Disposal Services Cedar Hill Landfill, Inc., an Alabama corporation, Advanced Disposal Services Eagle Bluff Landfill, Inc., an Alabama corporation, Advanced Disposal Services Star Ridge Landfill, Inc., an Alabama corporation, and Tallassee Waste Disposal Center, Inc., an Alabama corporation (collectively the “ Alabama Guarantors”), in connection with the preparation and filing by ADS Waste Holdings, Inc., a Delaware corporation (the “Company” and the parent of the Alabama Guarantors), of a registration statement on Form S-4 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of the Company’s 8  1⁄4% Senior Notes due 2020 (the “Exchange Notes”) and the full and unconditional guarantees, on a senior unsecured basis, as to the payment of principal and interest on the Exchange Notes (the “Exchange Note Guarantees”) by each of the entities listed in the Registration Statement as guarantors, which includes the Alabama Guarantors (the “Guarantors”). Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Company is offering to exchange (the “Exchange Offer”) up to $550,000,000 aggregate principal amount of Exchange Notes for a like amount of its outstanding 8  1⁄4% Senior Notes due 2020 issued on October 9, 2012 (the “Old Notes”), which have not been registered under the Securities Act, and to exchange the Exchange Note Guarantees for the full and unconditional guarantees, on a senior unsecured basis, as to the payment of principal and interest on the Old Notes by the Guarantors. The Exchange Notes and the Exchange Note Guarantees will be registered under the Securities Act as set forth in the Registration Statement and will be issued upon consummation of the Exchange Offer pursuant to an indenture, dated as of October 9, 2012 (as amended and supplemented, the “Indenture”), among ADS Waste Escrow Corp. and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

In our capacity as counsel to the Alabama Guarantors, we have reviewed originals or copies of the following documents:

(a)	The Indenture, including the Exchange Note Guarantees.

(b)	A specimen of the Exchange Notes.

The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents.”

We have also reviewed the following:

(a)	The Registration Statement.

(b)	The Prospectus.

(c)	The registration rights agreement, dated as of October 9, 2012, among the Company and Deutsche Bank Securities Inc., as representative of the several Initial Purchasers named therein.

(d)	Originals or copies of such other corporate records of the Alabama Guarantors, certificates of public officials and of officers of the Alabama Guarantors and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Alabama Guarantors and others.

Opinions

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.	Alabama Guarantors are Alabama corporations validly existing and in good standing under the laws of Alabama.

2.	The Alabama Guarantors have the corporate power and authority to create the obligations applicable to them under the Opinion Documents.

3.	The execution, delivery and performance by each Alabama Guarantors of the Opinion Documents to which it is a party has been duly authorized by all necessary corporate action.

4.	The Indenture has been duly executed and delivered by the Alabama Guarantors.

This opinion letter is rendered to you in connection with the Exchange Offer.

The opinions expressed herein are limited to matters of the laws of the State of Alabama. We express no opinion as to the laws of any other jurisdiction. In addition, our opinion is limited to laws that are in effect on the date hereof. We have not reviewed and we express no opinion regarding the Registration Statement or the Prospectus.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations promulgated thereunder. Subject to the foregoing, this opinion letter is furnished to you and may be relied upon by Shearman & Sterling LLP in connection with the Exchange Offer and the filing of the Registration Statement.

Very Truly Yours,

/s/ BALCH & BINGHAM LLP
BALCH & BINGHAM LLP

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